Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:	James R. Mirto Chief Operating Officer

Dennis W. Genge Chief Financial Officer Novavax, Inc. 301-854-3900

Communications Contacts:	FRB/BSMG Worldwide 212-445-8431/8456

FDA ACCEPTS NOVAVAX’S NEW DRUG APPLICATION FOR ESTRASORB™, A TOPICAL ESTROGEN
REPLACEMENT THERAPY
- Company To Receive Additional $12.5 Million from King Pharmaceuticals -

COLUMBIA, MD, SEPTEMBER 05, 2001 – NOVAVAX, INC. (Nasdaq NM: NVAX) today announced that the U.S. Food and Drug Administration (FDA) has accepted for filing its New Drug Application (NDA) for ESTRASORB™ (17-beta-estradiol) lotion, which was submitted on June 29, 2001. The acceptance indicates that the FDA has found Novavax’s NDA to be sufficiently complete to permit a substantive review.

Under the terms of Novavax’s agreement with King Pharmaceuticals, Inc. (NYSE: KG), the company’s U.S. co-promotion partner for ESTRASORB, Novavax has received a $2.5 million milestone payment from King, due upon the FDA’s formal acceptance of the ESTRASORB NDA filing. This milestone is in addition to the $2.5 million received when the NDA was submitted. The company also expects to receive an additional $5 million from King shortly. This represents the remaining portion of the $25 million convertible debenture investment committed in December 2000. The conversion price of the note is $10 per share, which was an 18% premium to the trailing 20-day average stock price prior to the closing in December 2000. Furthermore, King plans to close on an additional $5 million convertible debenture investment in Novavax in the form of a convertible note with the conversion price of $13.87 per share, which represents an 18% premium to the trailing 20-day average stock price prior to the agreed upon lock in date of August 17th. The $5 million will primarily be utilized to fund pre-launch marketing expenses for ESTRASORB. Novavax and King will co-promote ESTRASORB in the U.S. and Puerto Rico, while King has exclusive marketing rights for ESTRASORB outside the U.S., for which Novavax will receive a royalty.

“The acceptance of our NDA filing for ESTRASORB is another important milestone toward our ultimate goal of commercializing ESTRASORB,” stated John A. Spears, President and CEO of Novavax. “This event also triggered a key milestone payment from our partner King, who also plans to make an additional investment in the company. We are pleased that King shares our excitement about ESTRASORB and we look forward to the next and final steps of the drug review process.”

ESTRASORB, a topical transdermal estrogen replacement therapy for symptomatic menopausal women, is the company’s lead product in development and employs Novavax’s proprietary micellar nanoparticle (MNP) technology. ESTRASORB’s MNP formulation is designed to deliver 17-beta-estradiol, a naturally occurring hormone, through the skin, when applied topically in the form of a lotion. The NDA submitted contains results from the company’s pivotal Phase III study, a randomized, double-blind, placebo controlled trial that enrolled a total of 200 women either on placebo or ESTRASORB who underwent a 13 week course of treatment. The study, which was initiated in September 1999, and completed in January 2001, was designed to measure ESTRASORB’s ability to reduce the incidence of hot flushes in patients compared to placebo. Phase III results indicate that there is a statistically significant difference between ESTRASORB and placebo treatment with respect to the trial’s primary clinical endpoint, a reduction in the number of hot flushes.

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Novavax, Inc. is a specialty biopharmaceutical company engaged in the research, development and commercialization of proprietary products focused on women’s health and infectious diseases. The Company sells, markets, and distributes a line of ethical pharmaceuticals and pre-natal vitamins through its 60-member specialty sales force calling on obstetricians and gynecologists throughout the U.S. Products include Nestabs®, a line of prescription pre-natal vitamins and Gynodiol® (estradiol tablets, USP), an oral form of estrogen replacement therapy and AVC™ Cream (sulfanilamide vaginal cream) for vaginal bacterial infections. The Company’s principal technology platform involves the use of proprietary, microscopic, organized, non-phospholipid structures as vehicles for the delivery of a wide variety of drugs and other therapeutic products. These include certain hormone, anti-bacterial, and anti-viral products and vaccine adjuvants. Novavax has several product candidates awaiting marketing approval, in human clinical trials or in pre-clinical development, including ESTRASORB™, a transdermal lotion for estrogen replacement therapy which was recently accepted for filing by the FDA and is awaiting marketing approval, ANDROSORB™, a transdermal testosterone lotion in Phase I/II clinical trials and ANDRO-JECT™, a long-acting subcutaneous injectable formulation of testosterone which is in pre-clinical development. In addition, Novavax conducts research and development on preventative and therapeutic vaccines for a variety of infectious diseases, including human papillomavirus.

Statements made in this press release that state the company’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. The company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company’s SEC report on Form 10K for the year ended December 31, 2000 incorporated herein by reference. Statements made herein should be read in conjunction with the company’s Form 10K. Copies of these filings may be obtained by contacting the company at 8320 Guilford Road, Columbia, MD 21046 Tel 301-854-3900 or the SEC.

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